UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report: November 25 2008
(Date of earliest event reported)

THE YORK WATER COMPANY
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	0-690	23-1242500
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

130 EAST MARKET STREET YORK, PENNSYLVANIA	17401
(Address of principal executive offices)	(Zip Code)

(717) 845-3601
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE YORK WATER COMPANY

Item 8.01	Other Events

THE YORK WATER COMPANY ANNOUNCES:
 552ND CONSECUTIVE DIVIDEND,
4.1% DIVIDEND INCREASE
AND COMPLETION OF THE ASBURY POINTE ACQUISITION

York, Pennsylvania, November 25, 2008: The York Water Company's (NASDAQ:YORW) President and CEO, Jeffrey R. Hines, announced today that the Board of Directors at their November 24th meeting increased the quarterly dividend from $0.121 per share to $0.126, a 4.1% increase.  The dividend is payable January 15, 2009 to shareholders as of record date December 31, 2008.

This is the 552nd consecutive dividend paid by The York Water Company and is the twelfth consecutive year that the Company has increased its dividend.  York Water, which is the oldest investor owned utility in the nation, has paid dividends for 192 consecutive years beginning in 1816.

York Water also announced the completion of the Asbury Pointe acquisition on November 24th. Asbury Pointe, which serves approximately 800 people in 250 homes, is now a part of York Water’s service population of over 170,000.

According to President Hines, “As we have for the past 192 years, York Water continues to grow to meet the water needs of the region.  In addition to this acquisition, we’ll continue to invest in replacing and upgrading our infrastructure and anticipate capital expenditures of over $17 million in 2009.  Our recent issuance of $15 million in Pennsylvania Economic Development Financing Authority Exempt Facilities Revenue Bonds and the proceeds of a recently approved $5.9 million rate increase are being used to fund current and future capital projects.  Looking forward, York Water will continue to evaluate the financial markets for long term debt and equity opportunities and we will work with our lenders to expand our short-term lines of credit as needed.  York Water currently has $28 million in short term lines of credit, of which approximately one-half is still available.”

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations.  These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement.

 THE YORK WATER COMPANY

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE YORK WATER COMPANY

Date: November 25, 2008	By:	/s/Kathleen M. Miller
Kathleen M. Miller
Chief Financial Officer